NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 23, 2013

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2013 and 2012, as indicated in our report dated April 23, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No. 333-175818 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
McLean, Virginia